File No. 33-82536


                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, DC   20549



              POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8



                     REGISTRATION STATEMENT UNDER
                      THE SECURITIES ACT OF 1933


                        Comptek Research, Inc.
   _______________________________________________________________
          (Exact name of issuer as specified in its charter)


          New York                                16-0959023
     _______________________________         _____________________
     (State or other jurisdiction of         (I.R.S. Employer
     incorporation or organization)           Identification No.)


                 2732 Transit Road, Buffalo, New York
   ________________________________________________________________
               (Address of Principal Executive Offices)

          1994 Stock Option Plan for Non-Employee Directors
   ________________________________________________________________
                       (Full title of the plan)


                      Christopher A. Head, Esq.
             Executive Vice President and General Counsel
                        Comptek Research, Inc.
           2732 Transit Road, Buffalo, New York  14224-2523
  _________________________________________________________________
               (Name and Address of Agent for Service)

                            (716) 677-4070
  _________________________________________________________________
    (Telephone Number, Including Area Code, of Agent for Service)

<PAGE 1>

                   CALCULATION OF REGISTRATION FEE

====================================================================

                              Proposed       Proposed
   Title of                    Maximum        Maximum
  Securities      Amount      Offering       Aggregate     Amount of
    to be         to be         Price        Offering    Registration
  Registered    Registered  Per Share(2)     Price(2)       Fee (3)

_____________________________________________________________________

Common Stock,
$.02 Par Value  200,000(1)     $8.0937      $1,618,740      $450.00

=====================================================================

(1) Initial filing covered 100,000 shares. This Amendment provides for an additional 200,000 shares, resulting in a total amount of 300,000 shares.

(2)  The   shares   are  to  be  offered  at  prices   not   presently
     determinable. The offering price is estimated solely for the purpose of calculating the registration fee (based on the average of the high and low prices reported on the American Stock Exchange on September 21, 1999).

(3) The registration fee has been computed pursuant to Rule 457 and applied to the 200,000 additional shares provided for in this Amendment to Registration Statement. The registration fee for the initial 100,000 shares was previously paid.

                           PRELIMINARY NOTE

     This amendment is being filed as a result of an amendment to the Comptek Research, Inc., 1994 Non-Employee Directors Stock Option Plan approved by the shareholders of Comptek at the 1999 Annual Meeting held on August 13, 1999. The amendment of the option plan provided for, among other things, an increase in shares subject to the option plan from 100,000 to 300,000.


            INCORPORATION OF EARLIER REGISTRATION STATEMENT

     The contents of the Registrant's earlier Registration Statement on Form S-8 (File #33-82536), except for Item 5 included with the amendment, are hereby incorporated by reference.

     The following additional information not included in the earlier Registration Statement is provided pursuant to Form S-8 General
Instruction E:


                               PART II
          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.   Interests of Names Experts and Counsel.

          Certain legal matters in connection with the Common Stock offered hereby have been passed upon by Christopher A. Head, Esq., 2732 Transit Road, Buffalo, New York 14224-2523. Mr. Head is Executive Vice President, General Counsel and
          Secretary of

<PAGE 2>

          the Company. As of September 21, 1999, Mr. Head owns 12,421 shares of the Company's common stock. Additional information concerning his stock ownership and rights with respect to stock options is set forth in the Company definitive Proxy Statement dated July 12, 1999.

Item 8.   Exhibits.

          See Exhibit Index filed herewith.


                              SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on the 21st day of September, 1999.


                                   COMPTEK RESEARCH, INC.
                                   (Registrant)

                              By:  /S/John J. Sciuto
                                   John J. Sciuto
                                   Chairman, President and
                                   Chief Executive Officer

<PAGE 3>

Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the date indicated.



      Signature                    Title                  Date

                               Chairman,
                             President and
/s/John J. Sciuto       Chief Executive Officer   September 21, 1999
John J. Sciuto


                            Chief Financial
                                Officer,
                           Vice President and     September 21, 1999
                               Treasurer
/s/Laura L. Benedetti
Laura L. Benedetti



/s/Joseph A. Alutto             Director          September 21, 1999
Joseph A. Alutto



/s/G. Wayne Hawk                Director          September 21, 1999
G. Wayne Hawk



/s/Patrick J. Martin            Director          September 21, 1999
Patrick J. Martin



/s/Wayne E. Meyer               Director          September 21, 1999
Wayne E. Meyer



/s/James D. Morgan              Director          September 21, 1999
James D. Morgan



/s/Henry P. Semmelhack          Director          September 21, 1999
Henry P. Semmelhack


<PAGE 4>
                           EXHIBIT INDEX

 Exhibit No.                Description                   Page #

4.1            1994 Stock Option Plan for Non-             n/a
               Employee Directors, as amended.
               Incorporated by reference from
               Exhibit B to  Registrant's 1999
               Definitive Proxy Statement dated July
               12, 1999.

5              Opinion (including consent) of               6
               Christopher A. Head, Esq., Executive
               Vice President and General Counsel of
               Registrant, as to the legality of the
               securities being registered.


<PAGE 5>

                                                             Exhibit 5



September 21, 1999


Board of Directors
Comptek Research, Inc.
2732 Transit Road
Buffalo, NY 14224

     Re:    Comptek Research, Inc., 1994 Stock Option Plan for
            Non-Employee Directors

Dear Sirs:

I have acted as counsel for Comptek Research, Inc. ("Comptek") in connection with the registration by Comptek under the Securities Act of 1933, as amended (the "Act"), of 300,000 shares of common stock, par value $.02 per share, of Comptek ("Common Stock") issuable under Comptek's 1994 Stock Option Plan for Non-Employee Directors, as amended, (the "Plan") and subject to adjustment as provided therein, under a registration statement on Form S-8, as amended, (the "Registration Statement") about to be filed with the Securities and Exchange Commission.

I have examined originals, or copies certified to my satisfaction, of all such corporate records of Comptek, agreements and other instruments, certificates of public officials and officers and representatives of Comptek, and such other documents as I have deemed necessary as a basis for the opinions hereafter expressed.

Based on the foregoing and having regard to legal considerations that I deem relevant, I am of the opinion that, when said shares of Common Stock have been received for said shares in accordance with the provisions of the Plan and said shares of Common Stock have been issued by Comptek as provided under the Plan, said shares of Common Stock will be duly authorized, validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

I hereby consent to the inclusion of this opinion in the Registration
Statement.

Very truly yours,


/s/Christopher A. Head
Christopher A. Head
Executive Vice President
  and General Counsel

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